SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 22, 2002

United Park City Mines Company
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation	1-3753 (Commission File Number)	87-0219807 (IRS Employer Identification #)

P.O. Box 1450, Park City, UT 84060
(Address of Principal Executive Office)

 (801) 649-8011
(Registrant's telephone number, including area code)

Item 5. Other Events

On February 22, 2002, the registrant announced that it had signed a Stock Purchase Agreement (the "Agreement") by and among the registrant, owners of approximately 56% of the registrant's stock ("Selling Stockholders") and Capital Growth Partners, LLC ("CGP") for the sale of shares of the registrant's common stock owned by the Selling Stockholders (the "Shares") to CGP.

 CGP has agreed to acquire up to 100% of the outstanding stock of the registrant in a two-step transaction. As the first step, CGP will acquire approximately 1.8 million shares, or an approximately 56% stake, from the Selling Stockholders. On or before, but subject to, the closing of the Agreement, CGP has agreed to commence an unconditional tender offer to acquire all of the remaining stock of the registrant. The closing of the Agreement is subject to the satisfaction by CGP with its due diligence review of the registrant and its properties. The Shares will be transferred if the closing of the Agreement is effected.

 Item 7. Exhibits

(c)

10.1	Stock Purchase Agreement, dated as of February 21, 2002, by and among Capital Growth Partners, LLC, United Park City Mines Company and those sellers whose names are set forth on Schedule A attached thereto
99.1	Press Release of United Park City Mines Company dated February 22, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PARK CITY MINES COMPANY

By: /s/ Hank Rothwell
Hank Rothwell
President

Dated: February 22, 2002

Index to Exhibits

10.1	Stock Purchase Agreement, dated as of February 21, 2002, by and among Capital Growth Partners, LLC, United Park City Mines Company and those sellers whose names are set forth on Schedule A attached thereto
99.1	Press Release of United Park City Mines Company dated February 22, 2002